Exhibit 99.4

INDEX TO FINANCIAL STATEMENTS

CIBUS GLOBAL, LLC

Independent Auditor’s Report

Board of Directors

Cibus Global, LLC

San Diego, California

Opinion

We have audited the consolidated financial statements of Cibus Global, LLC (the “Company”), which comprise the consolidated balance sheets as of December 31, 2022 and 2021, and the related consolidated statements of operations, comprehensive loss, members’ deficit, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (“GAAS”). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Change in Accounting Principle

As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for leases in 2022 due to the adoption of Accounting Standards Codification Topic 842, Leases.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations, has a net capital deficiency, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued or available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ BDO USA, LLP

San Diego, California

April 14, 2023

Cibus Global, LLC

Consolidated Balance Sheets

(in thousands, except unit amounts)

	December 31,
	2022	2021
Assets
Current assets:

Cash and cash equivalents	$24,338	$19,744
Accounts receivable, net	67	175
Due from related parties, net	254	219
Prepaid expenses and other current assets	1,054	999

Total current assets	25,713	21,137
Property and equipment, net	5,831	3,969
Right-of-use asset	11,146	—
Other assets	493	299

Total assets	$43,183	$25,405

Liabilities and Members’ deficit
Current liabilities:
Accounts payable	$4,103	$3,503
Accrued expenses	4,946	3,476
Due to related party	80	80
Deferred revenues	—	85
Notes payable, current portion	736	696
Deferred rent, current portion	—	307
Operating lease liabilities, current portion	4,654	—
Financing lease liabilities, current portion	150	—
Capital lease obligations, current portion	—	208
Other current liabilities	16	—

Total current liabilities	14,685	8,355
Notes payable, net of current portion	670	994
Operating lease liabilities, net of current portion	7,833	—
Financing lease liabilities, net of current portion	87	239
Deferred rent, net of current portion	—	1,035
Royalty liability - related parties	49,325	43,252
Other non-current liabilities	1,495	1,118

Total liabilities	74,095	54,993

Commitments and contingencies (See Note 15)
Members’ deficit
Series A convertible preferred units, no par value; 83,300,852 units authorized at December 31, 2022 and 2021; 67,810,963 and 67,781,328 units issued and outstanding at December 31, 2022 and 2021, respectively	64,097	64,060
Series B convertible preferred units, no par value; 31,285,438 units authorized at December 31, 2022 and 2021; 30,817,791 units issued and outstanding at December 31, 2022 and 2021	54,710	54,710
Series C convertible preferred units, no par value; 38,173,979 units authorized at December 31, 2022 and 2021; 33,195,500 units issued and outstanding at December 31, 2022 and 2021	67,012	67,012

	December 31,
	2022	2021
Series D convertible preferred units, no par value; 44,000,000 units authorized at December 31, 2022 and 2021; 44,000,000 units issued and outstanding at December 31, 2022 and 2021	54,195	54,195
Series E convertible preferred units, no par value; 19,886,364 units authorized at December 31, 2022 and 2021; 19,884,227 units issued and outstanding at December 31, 2022 and 2021	34,381	34,381
Series F convertible preferred units, no par value; 50,000,000 and no units authorized at December 31, 2022 and 2021, respectively; 26,485,598 and none issued and outstanding at December 31, 2022 and 2021, respectively	52,810	—
Voting common units, no par value; 341,282,000 and 291,281,999 units authorized at December 31, 2022 and 2021, respectively; none issued and outstanding	—	—
Nonvoting common units, no par value; 66,414,403 units authorized at December 31, 2022 and 2021; 63,903,905 and 56,805,754 units issued and outstanding at December 31, 2022 and 2021, respectively	1,278	1,207
Unit subscription receivable	(4,078)	(4,072)
Additional paid-in capital	56,829	55,499
Accumulated other comprehensive income (loss)	(8)	5
Accumulated deficit	(412,138)	(356,585)

Total members’ deficit	(30,912)	(29,588)

Total liabilities and members’ deficit	$43,183	$25,405

The accompanying notes are an integral part of these consolidated financial statements.

Cibus Global, LLC

Consolidated Statements of Operations and Comprehensive Loss

(in thousands)

	Year Ended December 31,
	2022	2021
Revenue

Collaboration and research	$202	$731
Collaboration and research - related party	908	832

Total revenue	1,110	1,563

Operating expenses
Research and development	33,461	22,182
Selling, general and administrative	16,779	11,493

Total operating expenses	50,240	33,675

Loss from operations	(49,130)	(32,112)
Other (income) expense, net
Interest income	(7)	(7)
Interest expense	291	318
Interest expense, royalty liability - related parties	6,073	3,571
Gain on extinguishment of debt	—	(2,178)
Other expense, net	66	146

Total other (income) expense, net	6,423	1,850

Net loss from continuing operations	(55,553)	(33,962)
Net loss from discontinued operations	—	(23)

Net loss	(55,553)	(33,985)

Other comprehensive income
Foreign currency translation adjustment	(13)	41

Comprehensive loss	$(55,566)	$(33,944)

The accompanying notes are an integral part of these consolidated financial statements.

Cibus Global, LLC

Consolidated Statements of Members’ Deficit

(in thousands, except unit amounts)

	Convertible Preferred Units		Nonvoting Common Units		Unit Subscription Receivable	Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Members’ Deficit
	Units	Amount	Units	Amount
Balance at December 31, 2020	161,275,460	$222,078	36,862,960	$920	$(4,066)	$53,301	$(36)	$(322,600)	$(50,403)
Issuance of Series D convertible preferred units, net of issuance costs of $250	14,519,159	17,899	—	—	—	—	—	—	17,899
Issuance of Series E convertible preferred units, net of issuance costs of $615	19,884,227	34,381	—	—	—	—	—	—	34,381
Issuance of restricted units	—	—	19,645,004	197	—	68	—	—	265
Issuance of restricted units for services	—	—	232,000	2	—	—	—	—	2
Issuance of common units for services	—	—	338,200	91	—	—	—	—	91
Issuance of common warrants for services	—	—	—	—	—	190	—	—	190
Repurchase of restricted units	—	—	(272,410)	(3)	—	(1)	—	—	(4)
Equity-based compensation	—	—	—	—	—	1,941	—	—	1,941
Interest on subscription receivable	—	—	—	—	(6)	—	—	—	(6)
Foreign currency translation	—	—	—	—	—	—	41	—	41
Net loss	—	—	—	—	—	—	—	(33,985)	(33,985)

Balance at December 31, 2021	195,678,846	274,358	56,805,754	1,207	(4,072)	55,499	5	(356,585)	(29,588)
Issuance of Series F convertible preferred units, net of issuance costs of $161	26,485,598	52,810	—	—	—	—	—	—	52,810
Issuance of Series A preferred units upon exercise of Series A preferred warrants	29,635	37	—	—	—	—	—	—	37
Issuance of restricted units	—	—	7,073,000	71	—	—	—	—	71
Issuance of restricted units for services	—	—	483,113	5	—	119	—	—	124
Repurchase of restricted units	—	—	(457,962)	(5)	—	(26)	—	—	(31)
Equity-based compensation	—	—	—	—	—	1,185	—	—	1,185
Warrant modification	—	—	—	—	—	52	—	—	52
Interest on subscription receivable	—	—	—	—	(6)	—	—	—	(6)
Foreign currency translation	—	—	—	—	—	—	(13)	—	(13)
Net loss	—	—	—	—	—	—	—	(55,553)	(55,553)

Balance at December 31, 2022	222,194,079	$327,205	63,903,905	$1,278	$(4,078)	$56,829	$(8)	$(412,138)	$(30,912)

The accompanying notes are an integral part of these consolidated financial statements.

Cibus Global, LLC Consolidated

Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2022	2021
Cash flows from operating activities, continuing operations

Net loss	$(55,553)	$(33,985)
Net loss from discontinued operations	—	23
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,713	1,471
Equity-based compensation	1,185	1,941
Non-cash interest expense, royalty liability - related parties	6,073	3,571
Non-cash issuance of restricted units to board of directors	119	—
Gain on extinguishment of debt	—	(2,178)
Other	(11)	109
Changes in operating assets and liabilities:
Accounts receivable	158	(2)
Due from related parties	(33)	(49)
Prepaid expenses and other current assets	(5)	(563)
Other assets	(197)	(72)
Accounts payable	501	(2,572)
Accrued expenses	1,547	610
Due to related party	—	(89)
Deferred revenue	(85)	(357)
Operating right-of-use asset and lease liabilities, net	79	—
Deferred rent	—	(101)
Other current liabilities	(28)	—
Other non-current liabilities	(13)	—

Net cash used in operating activities, continuing operations	(44,550)	(32,243)

Cash flows from investing activities, continuing operations
Purchases of property and equipment	(3,229)	(1,864)
Proceeds from sale of property and equipment	16	22

Net cash used in investing activities, continuing operations	(3,213)	(1,842)

Cash flows from financing activities, continuing operations
Principal payments on financing leases	(201)	(246)
Proceeds from financing leases	—	424
Principal payments on notes payable	(904)	(486)
Proceeds from issuance of notes payable	619	1,038
Proceeds from exercise of Series A preferred warrants	37	—
Proceeds from issuance of Series D convertible preferred units, net of issuance costs	—	17,271
Proceeds from issuance of Series E convertible preferred units, net of issuance costs	—	34,381
Proceeds from issuance of Series F convertible preferred units, net of issuance costs	18,346	—
Proceeds from issuance of SAFE Notes	34,491	—
Repurchase of restricted units	(31)	(4)
Proceeds from issuance of restricted units	7	170

Net cash provided by financing activities, continuing operations	52,364	52,548
Effect of exchange rate changes on cash	(7)	(1)

Net increase in cash and cash equivalents, continuing operations	4,594	18,462
Discontinued Operations:
Cash flows used in operating activities	—	(1,088)

Net decrease in cash and cash equivalents from discontinued operations	—	(1,088)
Cash and cash equivalents
Cash and cash equivalents - beginning of period	19,744	2,370

Cash and cash equivalents - end of period	$24,338	$19,744

The accompanying notes are an integral part of these consolidated financial statements.

Cibus Global, LLC

Notes to Consolidated Financial Statements

1. Nature of Business and Organization

Cibus Global, LLC, a Delaware limited liability company, (“Cibus” or the “Company”) was formed on May 10, 2019. At the time immediately prior to the effective date of the formation, Cibus was organized as a British Virgin Islands company (“Cibus Global, Ltd.”), which was formed on November 5, 2001. In 2019 the Company was converted to be a Delaware limited liability company.

Cibus is a plant trait company using gene editing technologies to develop and license gene edited plant traits that improve farming productivity or produce renewable low carbon plant products.

Liquidity and Going Concern

The Company has experienced recurring net losses and negative cash flows from operations since its inception and has relied on its ability to fund its operations through equity financings. The Company expects to continue to incur net losses for at least the next several years. As of December 31, 2022, the Company had an accumulated deficit of $412.1 million and cash and cash equivalents of $24.3 million. The Company’s expected operating losses and negative cash flows raise substantial doubt about the Company’s ability to continue as a going concern within one year from the date these financial statements were available to be issued.

The Company’s ability to continue as a going concern is dependent upon its ability to raise additional funding. Management intends to raise additional capital through a combination of equity or equity-linked securities offerings, debt issuances, commercial sales transactions, and collaboration and license agreements. However, the Company may not be able to secure additional financing in a timely manner or on favorable terms, if at all. Furthermore, if the Company issues equity securities to raise additional funds, its existing members may experience dilution, and the new equity securities may have rights, preferences and privileges senior to those of the Company’s existing members. If the Company raises additional funds through collaboration, licensing or other similar arrangements, it may be necessary to relinquish valuable rights to its potential products or proprietary technologies or grant licenses on terms that are not favorable to the Company. If the Company is unable to raise capital when needed or on attractive terms, it would be forced to delay, reduce or eliminate its research and development programs or other operations. If any of these events occur, the Company’s ability to achieve the development and commercialization goals would be adversely affected.

The accompanying consolidated financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business. They do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from uncertainty related to its ability to continue as a going concern.

2. Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

The Company’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of Cibus Global, LLC and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the Company’s consolidated financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Management evaluates its estimates on an ongoing basis. Although estimates are based on the Company’s historical experience, knowledge of current events and actions it may undertake in the future, actual results may ultimately materially differ from these estimates and assumptions. Key estimates made by the Company include revenue recognition, useful lives and impairment of long-lived assets, valuation of equity-based awards and related equity-based compensation expense, and the valuation of the Royalty Liability.

Fair Value Measurements of Financial Instruments

The Company follows Accounting Standards Codification (“ASC”) Topic 820, Fair Value Measurements and Disclosures, for financial assets and liabilities that are recognized or disclosed at fair value in these consolidated financial statements on a recurring basis. Under ASC 820, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts its business. ASC 820 clarifies fair value should be based on assumptions market participants would use when pricing the asset or liability and establishes a hierarchy that prioritizes inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to observable unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

The carrying amounts reflected in the accompanying consolidated balance sheets for accounts receivable, accounts payable and accrued expenses approximate their fair value due to their short-term nature. Based on the borrowing rates currently available to the Company for debt with similar terms and consideration of default and credit risk, the carrying value of the debt approximates fair value, which is considered a Level 2 fair value measurement.

Cash and Cash Equivalents

The Company considers all liquid investments purchased with original maturities of three months or less to be cash equivalents. Cash and cash equivalents include cash in readily available checking and money market accounts. The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses with these financial institutions. As of December 31, 2022 and 2021, the Company had cash balances deposited at major financial institutions.

Accounts Receivable

Accounts receivable are recorded at the amounts billed relating to contracted research and development services provided. The Company makes judgments as to its ability to collect outstanding receivables and provides an allowance for receivables when collection becomes doubtful. Accounts receivable are written off when management believes that all efforts to collect the amounts outstanding have been exhausted. The allowance for doubtful accounts is estimated by management based on evaluations of its historical bad debt, current collection experience and estimate of remaining collectability. Bad debt expense is recorded as necessary to maintain an appropriate level of allowance for doubtful accounts in selling, general and administrative expense in the accompanying consolidated statements of operations and comprehensive loss. Accounts receivable is presented net of allowance for doubtful accounts which was $0 as of December 31, 2022 and 2021.

Property and Equipment

Property and equipment are recorded at cost, less accumulated depreciation and amortization. Depreciation of lab equipment, furniture, and computer equipment and software is recorded using the straight-line method over the estimated useful lives of the respective assets, ranging from three to ten years. Amortization of leasehold improvements are recorded using a straight-line method over the lesser of the estimated useful lives of the improvements or the remaining life of the lease. Expenditures which substantially increase the useful life of an asset, are capitalized. Expenditures for repairs and maintenance are expensed as incurred.

Assets in progress include the construction of lab equipment and software to be used in the Company’s facility. The assets will be placed in service when the construction is completed and will be amortized over the useful life of the asset.

Long-Lived Assets

The Company periodically reviews the carrying value and estimated lives of all of its long-lived assets, including property and equipment, to determine whether indicators of impairment may exist which warrant adjustments to carrying values or estimated useful lives. Should an impairment exist, the impairment loss would be measured based on the excess of the carrying amount of the asset or asset group over the estimated asset’s fair value. Management determined no impairment existed during the years ended December 31, 2022 and 2021.

Deferred Rent

The Company records rent expense on a straight-line basis over the lease term. Prior to the adoption of Topic 842, as defined below, on January 1, 2022, deferred rent was recorded for the accumulated difference between the actual rent and the recognized rent expenses over the term of the lease and results from certain rent escalation clauses and rent abatements. Deferred rent was $0 and $1.3 million as of December 31, 2022 and 2021, respectively.

Leases

The Company determines if an arrangement is or contains a lease at inception. Beginning January 1, 2022, for leases with a term greater than one year, lease right-of-use assets and lease liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. The Company excludes short-term leases, if any, having initial terms of 12 months or less at lease commencement as an accounting policy election. In determining the net present value of lease payments, the Company uses its incremental borrowing rate, which represents an estimated rate of interest that the Company would have to pay to borrow equivalent funds on a collateralized basis, at the lease commencement date. Leases are classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the consolidated statements of operations and comprehensive loss. Variable lease payments primarily include common area maintenance, utilities, real estate taxes, insurance, and other operating costs that are passed on from the lessor in proportion to the space leased by the Company. The Company has elected the practical expedient to not separate between lease and non-lease components.

Asset Retirement Obligation

The Company records asset retirement obligations (“AROs”) for the estimated cost of removing constructed leasehold improvement assets and restoring the leased premises back to their original condition, at the time when the contractual obligations are incurred. AROs represent the present value of the expected costs for the related restoration activities. The ARO assets and liabilities are recorded in property and equipment, net and other non- current liabilities, respectively, in the Company’s balance sheets. The Company records accretion expense, which represents the increase in the asset retirement obligations, over the remaining or operational life of the associated leasehold improvements. Accretion expense is recorded as selling, general and administrative in the statements of operations using an accretion rate based on the credit adjusted risk-free interest rate. Changes resulting from revisions to the timing or amount of the original estimate of cash flows are recognized as an increase or a decrease in the asset retirement cost, or income when the asset retirement cost is depleted.

Revenue Recognition

The Company’s revenues represent amounts earned from collaboration agreements related to contract research. The Company recognizes revenues under Topic 606 Revenue from Contracts with Customers (“Topic 606”)

when control of services is transferred to the Company’s customers in an amount that reflects the consideration the Company expects to receive from the Company’s customers in exchange for those services. This process involves identifying the contract with a customer, determining the performance obligations in the contract, determining the contract price, allocating the contract price to the distinct performance obligations in the contract and recognizing the revenue when the performance obligations have been satisfied. The Company recognizes revenue for satisfied performance obligations only when the Company determines there are no uncertainties regarding payment terms or transfer of control. A performance obligation is considered distinct from other obligations in a contract when it provides a benefit to the customer either on its own or together with other resources that are readily available to the customer and is separately identified in the contract.

Sales tax and other taxes the Company collects concurrent with revenue-producing activities are excluded from revenue.

Collaboration Agreements Related to Contract Research

Performance obligations under collaboration arrangements include providing intellectual property licenses, performing research and development consulting services and providing other materials. To date, the Company has concluded that the licenses of intellectual property in its collaboration arrangements have not been distinct, as intellectual property has not been licensed without related research and development support services.

Under Topic 606, milestone fees are variable consideration that is initially constrained and included in the arrangement consideration only when it is probable that the milestones will be achieved. Arrangement consideration, including upfront fees, milestone fees and fees for research services, is recognized over the period as services are provided using an input method to determine the amount to recognize each reporting period. The Company reviews the inputs each period, such as the Company’s level of effort expended, including the time the Company estimates it will take to complete the activities, or costs incurred relative to the total expected inputs to satisfy the performance obligation. Generally, input measures are labor hours expended or a time-based measure of progress towards the satisfaction of the performance obligation.

Contract Assets and Liabilities

Contract assets primarily include amounts related to contractual rights to consideration for completed performance not yet invoiced. The Company had recorded no contract assets as of December 31, 2022 or 2021. The Company records contract liabilities when cash payments are received or due in advance of performance, primarily related to advances of upfront and milestone payments from contract research and collaboration agreements. Contract liabilities consist of deferred revenue on the accompanying consolidated balance sheets. The Company expects to recognize the amounts included in deferred revenues within one year. The deferred revenue balance of $0.1 million at December 31, 2021 was all recognized in 2022.

The following table represents the deferred revenue activity (in thousands):

Balance as of January 1, 2021	$441
Consideration earned	(1,563)
Consideration received	1,207

Balance as of December 31, 2021	$85

Consideration earned	(1,110)
Consideration received	1,025

Balance as of December 31, 2022	$—

Costs to Obtain Contracts

The Company recognizes the incremental costs of obtaining contracts as an expense when incurred if the amortization period of the assets that otherwise would have been recognized is one year or less. These costs are included in selling, general and administrative expenses in the accompanying consolidated statements of operations and comprehensive loss. Deferred contract acquisition costs were zero as of December 31, 2022 and 2021.

Selling, General and Administrative Expenses

All selling and marketing expenses, including advertising expenses and allocated facility costs including rent, utilities, maintenance expenses and depreciation and amortization, are included in selling, general and administrative expenses in the accompanying consolidated statements of operations and comprehensive loss.

The Company expenses patent application costs and related legal costs for maintenance of such patents as incurred and are included in selling, general, and administrative expenses in the accompanying consolidated statements of operations and comprehensive loss.

Research and Development Expenses

Research and development costs are expensed as incurred in performing research and development activities and include salaries, lab supplies, consultant fees, and allocated facility costs including rent, utilities, maintenance expenses and depreciation and amortization.

Royalty Liability – Related Parties

Pursuant to the warrant transfer and exchange agreement dated December 31, 2014 (the “Warrant Exchange Agreement”), management estimates the total amount of royalty payments over the life of the Warrant Exchange Agreement that the Company will be required to make to holders of certain warrants that were exchanged for the rights to future royalty payments (the “Royalty Liability”). The Royalty Liability is based on the Company’s current estimates of future royalties expected to be paid over the life of the arrangement. The Company will periodically assess the expected royalty payments using a combination of internal projections and external sources. In order to determine the amortization of the Royalty Liability, the Company is required to estimate the total amount of future royalty payments to the warrant holders over the life of the Warrant Exchange Agreement. This estimate contains significant assumptions that impact both the amount recorded at execution and the interest expense that will be recognized over the royalty period. The Company will periodically assess the estimated royalty payments and to the extent the amount or timing of such payments is materially different than the original estimates, an adjustment will be recorded prospectively to increase or decrease interest expense. There are a number of factors that could materially affect the amount and timing of royalty payments and correspondingly, the amount of interest expense recorded by the Company, most of which are not within the Company’s control. Such factors include, but are not limited to, delays or discontinuation of development of the Company’s products, regulatory approval, the introduction of competing products, manufacturing or other delays, intellectual property matters, adverse events that result in authority imposed restrictions on the use of the products, significant changes in foreign exchange rates as the royalties are made in U.S. dollars, and other events or circumstances that are not currently foreseen. Changes to any of these factors could result in increases or decreases to interest expense. See Note 11 for further details.

Equity-Based Compensation

Equity-based compensation to employees and nonemployee service providers, for awards of restricted units, is measured at the fair value of the award on the date of grant based on the total number of awards that are ultimately expected to vest, less any consideration to be paid by the employee. The Company recognizes forfeitures as they occur. The compensation expense resulting from equity-based compensation to employees is recognized ratably over the requisite service period, which generally is the vesting period, of the award in operating expenses in the accompanying consolidated statements of operations and comprehensive loss.

Income Taxes

Prior to May 10, 2019, the Company was a British Virgin Island Limited Company and elected to be treated as a partnership for income tax purposes in the United States. Commencing May 10, 2019, the Company operated as a Delaware limited liability company and elected to continue to be treated as a partnership for income tax purposes in the United States (see Note 1). As such, the Company is not a tax paying entity for United States federal income tax purposes. Each member is individually responsible for their share of the Company’s net income (loss) for federal income tax purposes. The Company also has operations in jurisdictions outside the United States, some of which are subject to corporate tax. However, the Company’s operations in these jurisdictions did not give rise to a material amount of corporate income tax during the period. Accordingly, the Company has not recorded a provision for income taxes in the accompanying consolidated statements of operations and comprehensive loss.

The Company accounts for uncertain tax positions in accordance with the provisions of Accounting Standards Codification (ASC) 740, Income Taxes. When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that the benefit would more likely than not be realized assuming examination by the taxing authority. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. The Company does not have any material uncertain tax positions as of December 31, 2022 and 2021 and does not expect a material change in the next twelve months.

Foreign Currency

The accompanying consolidated financial statements are presented in United States dollars (“USD”) as the reporting currency. For those foreign subsidiaries where the Company has determined that the functional currency is the entity’s local currency, the assets and liabilities of such subsidiaries are translated into USD using exchange rates in effect at the balance sheet date. The revenue and expenses of such subsidiaries are translated into USD using average exchange rates in effect during the reporting period. Any translation adjustments are presented as accumulated other comprehensive income (loss), within members’ deficit in the accompanying consolidated statements of members’ deficit. Foreign currency transaction gains and losses are included in other (income) expense, net within the accompanying consolidated statements of operations and comprehensive loss and were immaterial for all periods presented.

Recently Adopted Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (the “FASB”) or other standard setting bodies and adopted by the Company as of the specified effective date. Unless otherwise discussed, the impact of recently issued standards that are not yet effective will not have a material impact on the Company’s financial position, results of operations, or cash flows upon adoption.

In February 2016, the FASB issued Accounting Standards Update (“ASU”) No. 2016-02, Leases (“Topic 842”) (“ASC 842”), which establishes the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract (i.e., lessees and lessors). The standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether the lease is effectively a financed purchase by the lessee. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term greater than 12 months regardless of the lease classification. ASC 842 provides lessees with the option to not account for leases with a term of 12 months or less as leases. ASC 842 supersedes the previous leases standard, ASC 840 Leases, and requires a modified retrospective transition approach for leases existing at, or entered into after the beginning of the earliest comparative period presented in the financial statements. In July 2018, the FASB issued supplemental adoption guidance and clarification to ASC 842 within ASU No. 2018-10, Codification Improvements to Topic 842, Leases and ASU No. 2018-11, Leases (Topic 842): Targeted Improvements. ASU No. 2018-11 provides another transition method in addition to the existing modified retrospective transition method by allowing entities to initially apply the new leasing standard at the adoption date and recognize a cumulative-effect adjustment to the opening balance of accumulated deficit in the period of adoption.

On January 1, 2022, the Company adopted ASC 842 using the modified retrospective approach. Accordingly, prior period financial information and disclosures have not been adjusted and continue to be reported in accordance with the Company’s historical accounting under the previous lease standard. In addition, the Company elected the package of practical expedients available for existing contracts, which allowed it to carry forward historical assessments of lease identification, lease classification, and initial direct costs. As a result of adopting ASC 842, the Company recognized operating right-of-use assets and lease liabilities of $7.6 million and $8.8 million, respectively, on January 1, 2022, which are related to the Company’s facility operating leases. The difference between the right-of-use assets and lease liabilities is primarily attributed to the elimination of deferred rent and unamortized lease incentives. There was no adjustment to the opening balance of accumulated deficit as a result of the adoption of ASC 842.

Recently Issued Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies and adopted by the Company as of the specified effective date. Unless otherwise discussed, the impact of recently issued standards that are not yet effective will not have a material impact on the Company’s financial position, results of operations, or cash flows upon adoption.

In June 2016, FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326). The amendments in ASU 2016-13 affect entities holding financial assets and net investment in leases that are not accounted for at fair value through net income. The amendments affect loans, debt securities, trade receivables, net investments in leases, off-balance-sheet credit exposures, reinsurance receivables, and any other financial assets not excluded from the scope that have the contractual right to receive cash. The amendments in ASU 2016-13 require a financial asset (or a group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial asset(s) to present the net carrying value at the amount expected to be collected on the financial asset. On April 8, 2020, the FASB has changed the effective date of this standard applicable to the Company to January 1, 2023. The Company is currently evaluating the potential impact of this standard on its financial position, results of operations, and cash flows.

3. Discontinued Operations

On October 27, 2020 (the “Closing Date”), the Company completed the sale of substantially all of its intangible assets related to the canola breeding program (“Breeding Program”) to Farmer’s Business Network (“FBN” or “Buyer”), including the Company’s ownership interests in the canola germplasm and certain rights to agreements that are material to the breeding program (Breeding Program Assets). The sale excluded the net tangible assets, including SU Canola inventories and any rights and obligations under the commercialization agreements at the Closing Date, which were subsequently liquidated by the Company. As the consideration for the Breeding Program sale the Company received a $2.0 million upfront payment and additional success fees upon achievement of certain levels of gross sales of canola products by FBN.

The Company received a deposit of $1.0 million to cover amounts payable under a trait license to be applied to the Buyer’s trait fee obligations under the trait license. The interest on the deposit is to be credited to the Buyer on the deposit until the end of the first calendar month in which the first commercial sale occurs. The deposit amount and related accrued interest are included in other non-current liabilities in the accompanying consolidated balance sheets.

Due to the resulting major strategic shift in the Company’s operating activities, the sale of the Breeding Program met the accounting requirements for reporting as a discontinued operation. Accordingly, the accompanying consolidated financial statements for all periods presented reflect this group of nonfinancial assets as a discontinued operation. Discontinued operations include the results of the canola breeding and commercialization activities except for certain corporate overhead costs, which are included in continuing operations.

The following tables present amounts included in the discontinued operations on the Company’s consolidated statements of operations and comprehensive loss and statements of cash flows for the years ended December 31, 2022 and 2021. No balances were recorded on the consolidated balance sheets as of December 31, 2022 or 2021.

	Year Ended December 31,
	2022	2021

	(in thousands)
Revenue

Product sales, net	$—	$199

Total revenue	—	199

Operating expenses
Cost of product sales	—	204
Selling, general and administrative	—	18

Total operating expenses	—	222

Net loss from discontinued operations	$—	$(23)

	Year Ended December 31,
	2022	2021

	(in thousands)
Cash flows from operating activities, discontinued operations

Net loss from discontinued operations	$—	$(23)
Changes in operating assets and liabilities
Inventory	—	405
Accounts payable	—	(1,160)
Accrued expenses	—	(136)
Deferred revenue	—	(174)

Net cash used in operating activities, discontinued operations	—	(1,088)

Cash flows from investing activities, discontinued operations
Net cash used in investing activities, discontinued operations	—	—

Cash flows from financing activities, discontinued operations
Net cash used in financing activities, discontinued operations	$—	$—

4. Property and Equipment, net

Property and equipment consists of the following (in thousands):

		December 31,
	Useful Life	2022	2021
Lab equipment	5-10 years	$11,252	$10,150
Leasehold improvements	5-7 years	4,154	3,208
Furniture	5 years	170	170
Computer equipment and software	3 years	2,636	1,494
Assets in progress	N/A	1,221	869

		19,433	15,891
Less: Accumulated depreciation and amortization		(13,602)	(11,922)

		$5,831	$3,969

Depreciation and amortization for the years ended December 31, 2022 and 2021 was $1.7 million and $1.5 million, respectively.

Asset Retirement Obligations

Certain lease agreements require the Company to return designated areas of leased space to its original condition upon termination of the lease agreement. At the inception of such leases, the Company records an asset retirement obligation and a corresponding capital asset in an amount equal to the estimated fair value of the obligation. To determine the fair value of the obligation, the Company estimates the cost for a third-party to perform the restoration work. In subsequent periods, for each asset retirement obligation, the Company records operating expense to accrete the asset retirement obligation liability to full value and depreciation expense against the asset retirement obligation, over the term of the associated lease agreement. The Company used a credit-adjusted risk free rate of 5.64% to discount the future obligation, and an inflation rate of 5% to determine the future value of the original estimate of restoration costs. The asset retirement obligation is expected to be resolved in July 2025. Asset retirement obligations were $0.3 million and $0 as of December 31, 2022 and 2021, respectively.

The following table presents the changes in asset retirement obligation during the year ended December 31, 2022 (in thousands):

Balance as of January 1, 2022	$—
Obligations incurred	252
Accretion expense	6

Balance as of December 31, 2022	$258

5. Accrued Expenses

Accrued expenses consist of the following (in thousands):

	December 31,
	2022	2021
Accrued salaries, wages, and payroll taxes	$2,844	$2,318
Accrued professional fees	1,389	736
Accrued field trials	604	289
Other	109	133

	$4,946	$3,476

6. Notes Payable

On May 5, 2020, the Company received a $2.2 million loan under the Paycheck Protection Program (“PPP”) established under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). The PPP note bore interest at a fixed rate of 1% per annum and had an initial term of two years. The note was unsecured, and guaranteed by the Small Business Administration (“SBA”). The Company was permitted to prepay the PPP note at any time prior to maturity with no prepayment penalties. The principal amount and accrued interest of the PPP note was eligible for forgiveness if the proceeds were used for qualifying expenses, which includes payroll, rent, and utilities during the eight-week period commencing on May 5, 2020. The Company was obligated to repay any portion of the principal amount of the PPP note that was not forgiven, and any accrued interest.

In the second quarter of 2021, the Company received notification from the SBA that the entire $2.2 million PPP loan was forgiven. The forgiven debt was recorded as a gain on extinguishment of debt on the consolidated statement of operations and comprehensive loss for the year ended December 31, 2021.

The Company has also financed certain annual license costs. The Company has recorded notes payable related to financed license costs of $0.2 million on the consolidated balance sheet as of December 31, 2022 and 2021. The financing arrangements for the licenses have a term of one year and accrue interest at an annual rate between 9% and 10%. The Company makes monthly principal and interest payments. The notes related to annual licenses mature in July 2023.

Additionally, the Company has purchased various fixed assets using notes. The total notes payable balance related to financed equipment was $1.1 million and $1.5 million as of December 31, 2022, and 2021, respectively. The financed equipment is subject to annual interest rates between 7.3% and 17.6% and has a weighted average remaining term of 2.7 years. Notes used to finance equipment mature between January 2023 and December 2027.

The following table summarizes future payments on notes payable:

Years Ending December 31,
2023	$835
2024	380
2025	277
2026	77
2027	15

1,584
Less: Interest	(178)

1,406
Less: Current portion	(736)

Noncurrent portion	$670

7. Fair Value Measurements

The accounting guidance defines fair value, establishes a consistent framework for measuring fair value, and expands disclosure for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis. Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the accounting guidance establishes a three-tier fair-value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1: Observable inputs such as quoted prices in active markets;

Level 2: Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

Level 3: Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The carrying amounts of the Company’s interest receivable, included in prepaid expenses and other current assets, accounts payable, accrued liabilities, and notes payable are generally considered to be representative of their fair value because of the short-term nature of these instruments. The Company’s investments, which includes money market funds are measured at fair value in accordance with the fair value hierarchy.

(in thousands)	Fair Value	Quoted Market Price for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
At December 31, 2022
Assets

Money market funds (1)	$20,202	$20,202	$—	$—	$20,202

At December 31, 2021
Assets

Money market funds (1)	$18,201	$18,201	$—	$—	$18,201

(1)	Included in cash and cash equivalents on the accompanying consolidated balance sheets.

8. Convertible Preferred Units and Voting Common Units

The Company has authorized multiple series of convertible preferred units (collectively, the “Preferred Units”), in addition to voting and non-voting common units (see Note 10).

Preferred Units

The number of authorized and outstanding Preferred Units was as follows (in thousands, except unit amounts):

	December 31, 2022
	Authorized	Outstanding	Carrying	Liquidation
	Units	Units	Value	Preference
Series A convertible preferred units	83,300,852	67,810,963	$64,097	$111,428
Series B convertible preferred units	31,285,438	30,817,791	54,710	57,013
Series C convertible preferred units	38,173,979	33,195,500	67,012	69,711
Series D convertible preferred units	44,000,000	44,000,000	54,195	55,000
Series E convertible preferred units	19,886,364	19,884,227	34,381	34,996
Series F convertible preferred units	50,000,000	26,485,598	52,810	52,971

	266,646,633	222,194,079	$327,205	$381,119

	December 31, 2021
	Authorized	Outstanding	Carrying	Liquidation
	Units	Units	Value	Preference
Series A convertible preferred units	83,300,852	67,781,328	$64,060	$111,391
Series B convertible preferred units	31,285,438	30,817,791	54,710	57,013
Series C convertible preferred units	38,173,979	33,195,500	67,012	69,711
Series D convertible preferred units	44,000,000	44,000,000	54,195	55,000
Series E convertible preferred units	19,886,364	19,884,227	34,381	34,996

	216,646,633	195,678,846	$274,358	$328,111

Conversion

The Preferred Units are convertible, at the option of the holder at any time and without any additional consideration, into an equivalent number of voting common units. In addition, upon (i) the closing of a Qualified Public Offering (defined as a firm commitment underwritten public offering of the Company’s equity securities to the public at a price per unit of at least (a) $4.00 per unit and gross proceeds of $200 million, or (b) $4.00 per share with a minimum market capitalization of $1.0 billion or (c) $4.00 per unit and an equity financing of at least $250), (ii) the closing of certain liquidation or change in control events, or (iii) a resolution of the Preferred Members, all issued and outstanding Preferred Units shall automatically be converted into voting common units on a one-for-one basis.

Liquidation

In the event of a voluntary or involuntary liquidation, proceeds or any other assets of the Company will be distributed to the Company’s equity holders as follows:

(1)	Unreturned Capital on Series F convertible preferred units (“Series F Preferred Units”)

(2)	Unreturned Capital on Series E convertible preferred units (“Series E Preferred Units”)

(3)	Unreturned Capital on Series D convertible preferred units (“Series D Preferred Units”)

(4)	Unreturned Capital on Series C convertible preferred units (“Series C Preferred Units”)

(5)	Unreturned Capital on Series B convertible preferred units (“Series B Preferred Units”)

(6)	Series A Preferred Return, if applicable

(7)

Unreturned Capital on Series A convertible preferred units (“Series A Preferred Units, and together with the Series F Preferred Units, the Series E Preferred Units, the Series D Preferred Units, the Series C Preferred Units and the Series B Preferred Units, the “Preferred Units”)

(8)	Nonvoting and voting common units

Any distribution remaining, after the Series F, E, D, C, B, and A preferred members and nonvoting and voting common members have received their portion in proportion to and to the extent of each such holders’ Unreturned Capital Amount, will be distributed to the holders of all units on a pro rata basis in proportion to their overall percentage interest. The “Unreturned Capital Amount” for members holding Series F, E, D, C, B, and A Preferred Units as of December 31, 2022 was $53.0 million, $35.0 million, $55.0 million, $69.7 million, $57.0 million, and $88.9 million, respectively. The members holding Series A Preferred Units accrued a cumulative Series A Preferred Return at 10% per annum, until the initial closing of the Series B Preferred Units purchase agreement at July 29, 2015. The cumulative Series A Preferred Return was $22.5 million as of December 31, 2022.

Redemption

The Preferred Units are not redeemable.

Preferred Unit Issuances

During the year ended December 31, 2022, 26.5 million Series F Preferred Units were issued at $2.00 per unit, with offering costs of $0.2 million. Of the 26.5 million Series F Preferred Units issued, 17.2 million units were issued in connection with the conversion of Simple Agreements for Future Equity (“SAFEs”). Additionally, during the year ended December 31, 2022, the Company issued 29,635 Series A Preferred Units as a result of the exercise of warrants to purchase Series A Preferred Units.

During the year ended December 31, 2021, 19.9 million Series E Preferred Units were issued at $1.76 per unit, with offering expenses of $0.6 million. During the year ended December 31, 2021, 14.5 million Series D Preferred Units were issued at $1.25 per unit, with offering expenses of $0.2 million.

Voting Common Units

Voting common units are reserved for the conversion of Series A, B, C, D, E and F Preferred Units and nonvoting common units. Each voting common unit entitles the holder to cast one vote at all member meetings. No voting common units have been issued as of December 31, 2022.

Simple Agreements for Future Equity

During the year ended December 31, 2022, the Company entered into SAFEs with various investors, totaling $34.5 million. These SAFEs converted into Series F Preferred Units upon the closing of the Series F Preferred Unit financing. SAFEs were carried at fair value during the year ended December 31, 2022, prior to conversion. No SAFEs were outstanding as of December 31, 2022.

9. Warrants to Purchase Preferred Units

The Company had warrants to purchase Preferred Units outstanding at December 31, 2022 and 2021 as follows:

	December 31, 2022
	Preferred	Weighted
	Units	Average
	Underlying	Exercise
	Warrants	Price	Expiry Date
Series A Preferred Units	15,489,402	$1.25	2023-2027
Series B Preferred Units	467,647	$1.85	2023
Series C Preferred Units	4,978,479	$2.10	2024-2027

	December 31, 2021
	Preferred	Weighted
	Units	Average
	Underlying	Exercise
	Warrants	Price	Expiry Date
Series A Preferred Units	15,519,524	$1.25	2022-2027
Series B Preferred Units	467,647	$1.85	2022-2023
Series C Preferred Units	4,978,479	$2.10	2024-2027

Warrants to Purchase Series A Preferred Units

The Company had outstanding warrants to purchase a total of 15.5 million Series A Preferred Units at December 31, 2022 and 2021. These warrants were primarily issued in connection with the sale of Series A Preferred Units.

The 15.5 million warrants to purchase Series A Preferred Units have an exercise price of $1.25 and were originally granted with expiration dates between February 2022 and January 2027. The warrants are classified as equity.

In June 2022, the Company extended the expiration date of 50,000 and 42,959 warrants to purchase Series A Preferred Units from April 30, 2022 and December 22, 2022, respectively, to December 31, 2022. The incremental fair value associated with the modification was immaterial.

Subsequently, in December 2022, the Company extended the expiration date of 50,000 and 39,433 warrants to purchase Series A Preferred Units from December 31, 2022 to June 30, 2023. The incremental fair value associated with the modification was immaterial.

During the year ended December 31, 2022, 487 warrants expired.

In December 2020, the Company received $6.2 million in cash from a related party for the right to exercise 8.2 million warrants to purchase Series A Preferred Units. This was recorded as a $4.1 million unit subscription receivable from the related party. In connection with the exercise, the Company granted 8.2 million warrants to purchase voting common units. These warrants have an exercise price of $1.25 per unit with a 6-year term and can be exercised immediately at the issuance date. This was accounted for as equity under the relevant accounting guidance applicable to derivative instruments. The unit subscription receivable bears simple interest at an annual rate of 0.15% and is collateralized by the Series A Preferred Units purchased with the note (the “Promissory Note”). The Promissory Note was originally payable on the earlier of (i) January 31, 2022 and (ii) the date of any qualified liquidation/change event as defined in the Company’s LLC agreement. Subsequently, the payment due date was extended to the earlier of (i) January 31, 2024 and (ii) ninety (90) days after any underwriter “lock-up” period applicable to the related party after the date of the consummation of the Company’s first underwritten public offering.

Warrants to Purchase Series B Preferred Units

The Company has outstanding warrants to purchase a total of 0.5 million Series B Preferred Units at December 31, 2022 and 2021. These warrants were issued for services provided in connection with the issuance of the Series B Preferred Units in 2016. Such warrants are fully exercisable and entitle the holder to purchase Series B Preferred Units at an exercise price of $1.85 per unit with a term of seven years from the date of issuance. The warrants are classified as equity.

In June 2022, the Company extended the expiration of 221,161 warrants to purchase Series B Preferred Units from September 30, 2022 to December 31, 2022. The incremental fair value associated with the modification was immaterial.

Subsequently, in December 2022, the Company extended the expiration date of 221,161 and 201,081 warrants to purchase Series B Preferred Units from December 22, 2022 and March 31, 2023, respectively, to June 30, 2023. The incremental fair value associated with the modification was immaterial.

Warrants to Purchase Series C Preferred Units

The Company has outstanding warrants to purchase a total of 5.0 million Series C Preferred Units at December 31, 2021 and 2020. These warrants were issued to existing members and directors in connection with the issuance of Series C Preferred Units and for services provided in connection with the offerings. Such warrants are fully exercisable and entitle the holder to purchase the Series C Preferred Units at an exercise price of $2.10 per unit and expire between September 2024 and September 2027. The warrants are classified as equity.

10. Non-voting Common Units and Equity-Based Compensation

Non-voting Common Units

The Company’s non-voting common units include units issued under the Company’s Stock Option Plan which was terminated in 2016 and units issued under the Company’s Restricted Units Plan.

The following table summarizes the Company’s non-voting common units according to these restrictions:

	December 31,
	2022	2021
Vested non-voting units outstanding	1,475,059	1,475,059

Units outstanding under the restricted units plan, subject to threshold values
Restricted units non-vested	21,993,944	21,019,984
Restricted units vested	40,434,902	34,310,711

	62,428,846	55,330,695

Total non-voting common units outstanding	63,903,905	56,805,754

Non-voting members and holders of vested restricted units issued under the Restricted Units Plan (defined below) are entitled to share in distributions from the Company (after members holding Series F, Series E, Series D, Series C, Series B and Series A Preferred Units receive their distributions), up to, the amount of the distribution exceeds a predetermined threshold value. Non-voting common units, except for nonvested restricted units, are to be converted to voting common units, upon certain qualified financing events, as defined in the underlying restricted unit purchase agreements.

Restricted Units

The Company’s restricted units are issued in accordance with the restricted units purchase plan (“Restricted Units Plan”) which allowed for a total of 66,414,403 units to be issued as of December 31, 2022, which number will automatically increase in connection with any future equity financing transactions undertaken by the Company such that the total number of common units which may be issued under the Restricted Units Plan shall represent 15% of the Company’s outstanding equity on a fully-diluted basis. There are 7.8 million units that are excluded from the current Restricted Units Plan and will not count in the total which is allowed to be issued. Under the Restricted Units Plan, the Company issued restricted units to members of the Board, employees, advisors, consultants or similar other service providers. The restricted units are subject to both a vesting schedule and a defined threshold value, equal to the estimated fair value of a nonvoting common unit on the issuance date. Restricted units issued under the Restricted Units Plan vest based on a grant date vesting schedule as determined by the Board of Directors, generally over a period of 48 months. Units are sold to participants for $0.01 per unit. Holders of vested units are entitled to share in distributions from the Company after members holding Series F, Series E, Series D, Series C, Series B and Series A Preferred Units receive their distributions with respect to such Preferred Units and the amount of the distribution exceeds the predetermined threshold value. The Restricted Units Plan has a term ending on May 31, 2026, after which no additional units shall be issued pursuant to the Restricted Units Plan.

Under the Restricted Units Plan, the Company may exercise the right to repurchase certain units after the release of the vesting restriction if the holder ceases to provide continuous service to the Company. The repurchase price of vested units is the fair value of the units, as determined by the Company, at the date of the termination of continuous service subject to a previously defined threshold value. The repurchase price for nonvested units is $0.01, which is the price at which the units were initially purchased by the holders.

As of December 31, 2022, 40,434,902 of the units issued under the Restricted Units Plan had vested in accordance with the terms of the underlying purchase agreements, which were subject to a weighted average threshold value of $0.80 per unit, and 21,993,944 of the restricted units were nonvested. In the event of a qualified public offering, as defined in the underlying restricted unit purchase agreements, vested units convert to common units at a conversion rate of the then-fair-market value of each vested unit less the applicable threshold value of each vested unit, divided by the value of the qualified offering price per unit of common units.

During the years ending December 31, 2022 and 2021, the grant date fair value of the underlying common units for grants of restricted units was determined using an option pricing model (“OPM”). Under the OPM, once the fair market value of the enterprise value is established, units are valued creating a series of call options with exercise prices based on the liquidation preferences and conversion behavior of the different classes of equity. Accordingly, the aggregate equity value is allocated to each of the classes of member units issued and outstanding based on their rights and preferences. In order to determine the fair market value of the enterprise, the Company utilized a market approach to estimate the Company’s equity value. The threshold units were valued using the Black-Scholes valuation model.

The following table summarizes the valuation inputs for restricted units granted:

	Year Ended December 31,
	2022	2021
Risk-free interest rate	2.4% – 4.0%	1.0% – 1.4%
Expected volatility	67.5% – 73.1%	69.7% – 74.4%
Expected term (in years)	5.50 – 6.08	5.50 – 6.08
Expected distribution yield	0%	0%
Fair value of common units	$0.86 – $0.90	$0.27 – $0.86

The following table summarizes information regarding nonvested restricted units:

	Number of Units	Weighted Average Grant Date Fair Value
Restricted units nonvested at January 1, 2022	21,019,984	$0.28

Granted	7,556,113	$0.46
Vested	(6,124,191)	$0.19
Repurchased	(457,962)	$0.28

Restricted units nonvested at December 31, 2022	21,993,944	$0.37
Restricted units vested at December 31, 2022	40,434,902
Total restricted units outstanding under the restricted units plan at December 31, 2022	62,428,846

The total fair value of vested restricted units during the years ended December 31, 2022 and 2021 was $1.2 million and $4.0 million, respectively. The weighted-average grant-date fair value of restricted units granted during the year ended December 31, 2021 was $0.23 per unit.

Equity-Based Compensation

The Company recognizes equity-based compensation for the difference between the grant date fair value and the amount per unit paid by the employee. The grant date fair value of restricted units is estimated based on the valuation of the Company’s equity securities. Equity-based compensation is recognized ratably over the requisite service period, which is generally the vesting period. During the years ended December 31, 2022 and 2021, the Company recognized $1.2 million and $1.9 million, respectively, of equity-based compensation related to restricted units of which $0.8 million and $0.9 million, respectively, was included in selling, general and administrative expense and $0.4 million and $1.0 million, respectively, was included in research and development expense in the accompanying consolidated statements of operations and comprehensive loss. The Company has unrecognized compensation costs related to restricted units of $7.1 million as of December 31, 2022, and the weighted average period over which these costs are expected to be recognized is 3.4 years.

11. Royalty Liability – Related Parties

In 2014 the Company entered into the Warrant Exchange Agreement with certain members holding Series A Preferred Units, including members of the Board and management, who were also the holders of warrants to purchase Series A Preferred Units. Under the Warrant Exchange Agreement, the holders of certain warrants (the “Royalty Holders”) were provided the right to exchange their warrants for future royalty payments equal to 10% of the Subject Revenues. “Subject Revenues” include all revenues earned by the Company, including consideration attributable to canola seed products and other crop traits developed using the Company’s gene editing technology, but excludes specifically, (i) revenues attributable to the Nucelis product line, (ii) amounts received from the sale or disposition of the Company’s assets to the extent the purchaser agrees to be bound by the Warrant Exchange Agreement, (iii) payments for the Company’s capital stock, and (iv) revenues attributable to collaboration and research projects. Royalty payments will begin in the first fiscal quarter after which the aggregate Subject Revenues during any consecutive 12-month period equals or exceeds $50.0 million, at which point the Company will be obligated to pay all aggregated but unpaid payments under the Warrant Exchange Agreement. This condition had not occurred as of December 31, 2022. Additionally, the Company granted the Royalty Holders a continuing security interest in certain intellectual property of the Company to secure the payment and performance of the Company’s obligations under the Warrant Exchange Agreement. The initial term of the Warrant Exchange Agreement is 30 years and may be extended for an additional 30-year term if the holders provide written notice and make a payment of $100. The exchange right was limited to 12,397,200 warrants, which were fully exchanged in 2014 and 2015. The aggregate value of warrants exchanged was $9.9 million and the amount was initially recorded as a Royalty Liability in the years ended December 31, 2015 and 2014. Changes in the liability are accreted to interest expense using the effective interest method over the term of the royalty arrangement.

For purposes of determining the Royalty Liability, the Company estimates the total amount of future royalty payments required to be paid to Royalty Holders over the life of the agreement. The Company will periodically assess the expected royalty payments using a combination of internal projections and external sources. The Company’s estimate resulted in an effective annual interest rate of 27% and 9% for the years ended December 31, 2022 and 2021, respectively.

The Royalty Liability activity is as follows (in thousands):

Royalty liability at January 1, 2021	$39,681
Interest expense recognized	3,571

Royalty liability at December 31, 2021	43,252
Interest expense recognized	6,073

Royalty liability at December 31, 2022	$49,325

12. Related Party Transactions

Due to Related Parties

The Company is party to an arrangement with a company influenced by a member of the Board under which research and development services are performed for the Company. During the years ended December 31, 2022 and 2021, the Company incurred $0.3 million each year of research and development expenses under this arrangement. The amount outstanding at December 31, 2022 and 2021 was $0.1 million.

Due from Related Parties

The Company is party to a license and marketing agreement with a company controlled by a member of the Board, pursuant to which the amounts due from related parties are recorded at the amounts billed to the related parties for services provided or product sold. The Company makes judgments as to its ability to collect amounts outstanding from related parties and provides an allowance for amounts outstanding when collection becomes doubtful. Amounts due from related parties are written off when management believes that all realistic efforts to collect the amounts outstanding have been exhausted. The allowance for amounts due from related parties is estimated by management based on the current collection experience and estimate of remaining collectability. The amounts due from related parties presented on the consolidated balance sheets as of December 31, 2022 and 2021 were $0.3 million and $0.2 million, respectively.

License and Marketing Agreement

In July 2012, the Company entered into a license and marketing agreement with RTDC Company, Ltd (“RTDC”), which is controlled by a member of the Company’s Board. Under the agreement the Company develops and commercializes certain crop varieties that include traits produced using the Company’s proprietary technology and RTDC is obligated to make certain funding payments.

On January 21, 2020 (the “Agreement Date”), the Company and RTDC amended the license and marketing agreement, under which RTDC agreed to pay the Company $4.5 million. The parties also agreed to continue funding of the research and development activities. Continued funding is recorded in the consolidated statements of operations and comprehensive loss as revenue under Collaboration and research-related party. During the years ended December 31, 2022 and 2021 the Company recognized $0.9 million and $0.8 million, respectively, under the license and marketing agreement. In connection with the agreement with RTDC, the Company recorded $0.2 million as due from related parties on the consolidated balance sheet as of December 31, 2022 and 2021.

13. Supplemental Cash Flow Information

Non-cash investing and financing transactions are as follows (in thousands):

	Year Ended December 31,
	2022	2021
Supplemental disclosure of cash flow information

Cash paid for interest	$191	$233
Cash paid for amounts included in the measurement of operating lease liabilities	$3,344	$—
Cash paid for amounts included in the measurement of financing lease liabilities	$208	$—
Supplemental disclosures of noncash investing and financing activities
Property and equipment acquired through accounts payable	$103	$11
Series F issuance costs, accrued and unpaid	$27	$—
Asset retirement obligation	$252	$—
Right-of-use assets obtained in exchange for operating lease liabilities	$14,003	$—

14. Collaboration Agreement

Research and Development Agreement

In August 2018, the Company entered into a research and development agreement with a China-based producer and marketer of specialty ingredients (the “Producer”) under which the Company employs its suite of technologies, including the Rapid Trait Development System (“RTDS”) to develop a series of bacterial strains with specific traits for the Producer. Under such agreement, the Company is entitled to an upfront cash payment, conditional payments based on achieving certain milestones and royalties based on the Producer’s commercial sales of products made using the bacterial strains. In April 2020, the Company and Producer amended such agreement to update the conditional payment terms and extended the period of service. The Company recognized revenue over time and utilized direct labor hours incurred to measure its progress in transferring control of the promised service. The Company recognized $0 and $0.3 million of revenue in the fulfillment of the performance obligation for the years ended December 31, 2022 and 2021. The contract was completed in 2021.

15. Commitments and Contingencies

Operating Leases

The Company has leases for its office space, including its corporate headquarters and laboratory space in San Diego, California, with terms that expire in May 2025 and August 2025, respectively. The Company has one option to extend the laboratory space lease for one year. As the Company is not reasonably certain to exercise this option at lease commencement, the option was not recognized as part of the associated operating lease right- of-use (“ROU”) asset or liability.

Additionally, the Company has certain leases for greenhouse and warehouse facilities, with terms that expire in September 2023 and August 2026, respectively. The Company has one option to extend the term of the greenhouse lease, for five years, and one option to extend the warehouse lease, for five years. However, as the Company is not reasonably certain to exercise either of those options at lease commencement, neither option was recognized as part of the associated operating lease ROU asset or liability.

Certain leases include rent abatement, rent escalations, tenant improvement allowances and additional charges for common area maintenance and other costs. The Company is required to pay base rent expense as well as its proportionate share of the facilities operating expenses. The non-lease components, consisting primarily of common area maintenance, are paid separately based on actual costs incurred. Therefore, the variable non-lease components were not included in the right of use asset and lease liability and are reflected as expense in the period incurred.

For the years ended December 31, 2022 and 2021, the Company incurred rent expenses under these leases of $3.4 million and $2.5 million, respectively.

Aggregate future minimum payments under operating leases, weighted average remaining term, and weighted average discount rate as of December 31, 2022 are as follows (in thousands):

Years Ending December 31,
2023	$5,223
2024	5,264
2025	2,885
2026	87
Thereafter	—

Total minimum lease payments	13,459
Less: amounts representing interest	(972)

Present value of lease liabilities	12,487
Less: current portion	(4,654)

Non-current portion	$7,833

December 31, 2022
Weighted-average remaining lease term (years)	2.6
Weighted-average incremental borrowing rate	6.23%

As of December 31, 2021, prior to adoption of ASC 842, the Company had aggregate future obligations for the Company’s operating leases as follows: $2.8 million in 2022, $2.8 million in 2023, $2.8 million in 2024, $1.2 million in 2025, and none thereafter.

Financing Leases

The Company has financing leases for certain equipment. During the year ended December 31, 2022, the Company recorded expense of $0.2 million related to the amortization of its financing lease right-of-use assets, and $35,000 related to interest on financing lease liabilities, for total financing lease costs of $0.3 million.

Aggregate future minimum payments under financing leases, weighted average remaining term, and weighted average discount rate as of December 31, 2022 are as follows (in thousands):

Years Ending December 31,
2023	$168
2024	89
Thereafter	—

Total minimum lease payments	257
Less: amounts representing interest	(20)

Present value of lease liabilities	237
Less: current portion	(150)

Non-current portion	$87

December 31, 2022
Weighted-average remaining lease term (years)	1.4
Weighted-average incremental borrowing rate	10.52%

As of December 31, 2021, prior to adoption of ASC 842, the Company had aggregate future obligations for the Company’s financing leases as follows: $0.2 million in 2022, $0.2 million in 2023, and $0.1 million in 2024.

Cibus Non-profit Foundation

During 2022, Cibus created the Cibus Charitable Foundation, Inc., a nonprofit legal entity referred to as the Cibus Foundation. As of December 31, 2022, the Cibus Foundation has not received any donations or commenced operations. Cibus is obligated to make donations to the Cibus Foundation each fiscal year at a rate of 1.0% of all net royalty revenue in the applicable fiscal year that is equal to or greater than $100 million up to, and including, $1.0 billion, and then steps up to 2.0% in respect of any portion of such net royalty revenue in excess of $1.0 billion. For purposes of this calculation, “net royalty revenue” refers to all royalty payments received by Cibus, net of all taxes (other than income taxes) and all amounts payable pursuant to the Royalty Liability. The donation payable by Cibus may be reduced, including to zero, to the extent necessary to comply with any covenant or obligation in any instrument evidencing third-party indebtedness, to permit a financing to occur, to preclude undercapitalization, to satisfy working capital requirements or provide for strategic needs of Cibus, to ensure timely payment of the Cibus’ liabilities and debts to third parties as they become due, or to comply with applicable law. Cibus has agreed not to enter any change of control transaction unless the surviving entity assumes the obligation to pay such donations to the Cibus Foundation.

This obligation is contingent upon the Cibus Foundation obtaining and maintaining its status as a charitable organization (IRS 501c3 registration not yet achieved) and must use all donations received consistent with its mission statement: to drive sustainable agriculture and sustainable agricultural communities in the developing world. Accordingly, as of December 31, 2022, the Company has not recorded a liability related to its obligations to the Cibus Foundation within the accompanying consolidated financial statements.

Litigation

The Company is subject to potential liabilities under various claims and legal actions that are pending or may be asserted.

These matters arise in the ordinary course and conduct of the business. The Company regularly assesses contingencies to determine the degree of probability and range of possible loss for potential accrual in the consolidated financial statements. An estimated loss contingency is accrued in the consolidated financial statements if it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated.

On May 3, 2019, Houston Casualty Company (“HCC”) filed a Complaint for Declaratory Relief and Recoupment related to an insurance claim involving the Company’s hybrid canola products sold in 2018. On October 10, 2019 the Company filed a counterclaim for certain breaches and damages. The Company is unable to estimate a range of reasonably possible outcomes for this matter since the proceedings are in the pre-trial stage with significant uncertainty as to factual issues. The Company does not believe, based on currently available information, that the outcome of this matter will have a material adverse effect on the Company’s financial condition in the event HCC should prevail, though the outcome could be material to the Company’s results of operations for a particular period.

16. Subsequent Events

The Company evaluated subsequent events from December 31, 2022 through April 14, 2023, which represents the date the financial statements were available to be issued.

Series F Preferred Units

In March 2023, the Company completed, in a private placement, the sale and issuance of 2,940,000 Series F Preferred Units at $2.00 per unit, for total gross proceeds of approximately $5.9 million.

Merger Agreement

On January 13, 2023, the Company entered into an agreement and plan of merger (“Merger Agreement”) with Calyxt, Inc. (“Calyxt”), a Delaware corporation and Calypso Merger Sub, LLC., a wholly-owned subsidiary of Calyxt. Pursuant to the Merger Agreement, among other matters, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company, with the Company continuing as a wholly owned subsidiary of Calyxt and the surviving corporation of the merger. The Merger Agreement and the transactions contemplated by the Merger Agreement were approved by the members of the board of directors of the Company, but are subject to numerous closing conditions, including Calyxt shareholder approval.

Subject to the terms and conditions of the Merger Agreement, at the closing of the transactions contemplated by the Merger Agreement, all of the issued and outstanding membership units of the Company, and all warrants or options to purchase membership units of the Company will be cancelled and converted into the right to receive Calyxt equity securities based on a specified exchange ratio provided for in the Merger Agreement (subject to adjustment for the Reverse Stock Splits).